Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rogers Communications Inc.

We consent to the use of:

●
our Report of Independent Registered Public Accounting Firm dated February 18, 2009 on the consolidated balance sheets of Rogers Communications Inc. (the “Company”) as at December 31, 2008 and 2007, and the consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2008; and

●	our Report of Independent Registered Public Accounting Firm dated February 18, 2009 on the Company’s internal control over financial reporting as of December 31, 2008;

each of which is incorporated by reference in the Registration Statement on Form F-9 and related preliminary short form base shelf prospectus of Rogers Communications Inc. (the “Prospectus”), and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
November 20, 2009